Exhibit 10.21

PPG Industries Europe Sàrl
PPG Industries Europe Sàrl
Route de Gilly 32
1180 Rolle
Switzerland
Phone: +41 21 822 3000

Employment Agreement

between	PPG Industries Europe Sàrl

hereinafter: "the Employer"

and	Mr. Karl Henrik Bergström

hereinafter: "the Employee"

concerning	Employment as Vice President Architectural Coatings, EMEA, AP and LA

1Position, Start Date and Duration of Employment
The Employee is offered a position and function as Vice President Architectural Coatings, EMEA, Asia Pacific & Latin America. This is a band B position. In such capacity, the Employee shall directly report the Chief Operating Officer.
This agreement and the employment relationship is established for an indefinite period starting on August 1, 2022, provided the Employee holds a valid working permit in Switzerland.
However, for the purpose of the length of service, the original hire date of 03.04.2017 should be decisive.
2Scope of Employment and Duties
When performing the job, the Employee shall faithfully and diligently follow the terms of the present agreement as well as the legal requirements, and the specific guidelines, policies and relevant regulations of the PPG Group.
The Employee commits to carefully perform the work within his/her responsibility and to devote all of his/her business efforts and time exclusively to the Employer and the PPG Group.
The continuation or acceptance of any engagement in any other employment, occupation or consulting activity for any direct or indirect remuneration such as consultant, the Employee or board member, or the exercise of a public office or in a business association, is subject to the prior written approval of the Board of the Employer.
3Place of Work
The Employee will be located at the following address:
PPG Industries Europe Sàrl, Rolle, Route de Gilly 32, 1180 Rolle
4Probation period
This is not applicable.
5Notice period
In accordance with the laws applicable in Switzerland, the notice period is of 3 months.
Notice of termination has to be given by registered mail or delivered by hand. Such notice is deemed received by the other party upon delivery or on the first day the notice can be collected at the post office.
6Working schedule
The working time amounts to 40 hours per week (100%).
7Compensation
The Employee shall be entitled to an annual gross fixed salary of CHF 550,000.- on a full-time basis payable in 13 equal monthly installments as per the end of the calendar month. This salary will be submitted to the social security, pension plan and similar contributions deductions to be borne out by the Employee as required by applicable laws and regulations.
The 13th monthly salary will be paid at the same time as the salary for the month of November. For employees starting or leaving during the year, this payment will be done prorata temporis.

8Accessories to salary
8.1Bonus/Gratifications
As of the start date of employment, the Employee is eligible to participate in IC Bonus Plan depending on the achievement of the defined goals. Thus, the Employee shall be granted a voluntary target bonus of 65% of his/her annual salary, in case the defined goals are achieved by 100%, provided that this Employment
Agreement has not been terminated by December 31 of the year considered for the bonus calculation.
Any bonus payments that the Employer grants are always deemed to be voluntary gratifications in the sole discretion of the Employer and depend on the individual performance of the Employee, as well as the European and worldwide business performance of the PPG Group, as per the policy in place. As such, Employees cannot claim these payments even if they have been made for several years. The bonuses are payable after deduction of the contributions to social security, pension plans and similar contributions to be borne out by the Employee as required by applicable laws and regulations.

8.2Other accessories - Relocation expenses
Please also refer to the localization letter

•Relocation Premium
A premium equivalent to 1 monthly salary (i.e. CHF45’833.33) will be paid to the Employee NET at the date of the move.

•Relocation assistance
The relocation agency at the host location will provide assistance for :
-House hunting
-Orientation visit
-Installation support including residence/work permit
-Optional: additional advice from company’s broker for property purchasing plan.

•Moving Expenses
The Employer will cover the costs and arrange to transport the employee’s household goods from home country to Switzerland around the start date.

•Temporary housing
PPG will cover the cost of temporary housing for maximum of 3 month(s), which is the standard timeframe to find permanent house. In case of employee finding his permanent house immediately, the Employer will cover for the initial 3 monthly rents, in lieu.

•Outplacement for spouse
PPG will cover the cost for an outplacement process with our preferred partner to facilitate job search. The standard service will be offered and provided for a maximum 12 months period from the date of the program initiation. Should the Employee not utilize this service, non-cash compensation in lieu will be made.

•Health allowance
PPG pays total costs of premiums of healthcare and dental care insurances to the Employee and members of his direct family, through our collective health plan in place. All necessary information and contact are available with the Human Resources Department.

•Housing allowance

PPG will provide the Employee with a monthly rent subsidy of CHF 7’500.- gross for a period of three years. The Employee will be responsible for all security deposits and other deposits, repairs, maintenance, etc.… for the property in the new location. This subsidy will be subject to tax and to social charges.

•Tax Assistance
Tax return preparation will be managed by the Employer’s preferred tax advisor and will be paid by the Employer for a period of 3 years after relocation.

•Home Leave travel
Home leave to the Employee’s current country (departure country) will be provided to the Employee and his eligible dependents for one trip home per year during the first three years of assignment. Airfare will be reimbursed. Class of airfare is based on the PPG Travel & Expense Policy. There is no cash out of unused trips or carryover of trips from one year to another. Personal vacation time is to be used for this travel.

•School fees – Education Assistance
If a child does not speak the language of the new country, the Company will provide financial assistance for the child to attend an international school. This applies to Preschool to Grade 12 (Grade 13, in countries where applicable).  For Preschool costs to be reimbursed, child must be Age 3 or older.  The Company will pay base tuition only for three years.  The Employee will be responsible for all registration fees, school bus transportation, required textbooks, curriculum required school trips, refundable security deposits, uniforms, lunch, and all other fees.  Depending upon the specific circumstances, these fees may or may not be taxable and will not require gross-up for taxes.1

8.3Company Car / Car allowance
The Employee will be entitled to a leased company car that can be used for business as well as for private purposes. The costs for operation and maintenance of the company car and all other modalities in connection with the use of the company car are governed by the Employer directives in effect. As an alternative the Employee can decide to receive a car allowance as per the car policy instead of the company car.

8.4Specific rules applicable to involuntary termination (other than for cause)
While on Swiss assignment, if employment is terminated by the company for reason other than cause, cause being not limited to good cause in the sense of the article 337 of the Swiss Code of obligations but including any circumstance attributable to the employee which can reasonably justify the termination, without necessarily involving a breach of the employment contract by the Employee; or the reaching of the legal age of retirement in Switzerland (65 years for men and 64 years for women), the Employee’s reference severance indemnity will reflect the eligibility rules and rights as per the existing employment agreement immediately prior to the Swiss assignment (i.e. 31.07.2022). or should be calculated according to PPG severance policy, in Switzerland (whichever is most favorable to the Employee). This amount will be subject to Swiss tax and social security.

8.5Potential relocation
The Employee is part of an international mobility program. Under this program and at the end of this assignment in Switzerland, the Employee may be assigned to another subsidiary or branch of the
1 If Employee has never lived in Switzerland, his children are under the age of 18 and the school courses are provided in English, then the school support could qualify as not being taxable.

Group abroad. The terms and conditions of this possible new assignment will be subject to a new employment contract or an amendment to the employment contract to be agreed with the Employee.

8.6Long Term incentives (LTIs)
Due to his executive function, the Employee is eligible to benefit from the long-term incentive plan of the PPG Group, as per the policy in place. The annual LTI target equals USD 650’000.-
During the first month of his employment (i.e. in June 2022 at the earliest), the Employee will also receive a special One-time time based LTI Award for USD 400’000.-, vesting as follows:
•USD 200,000.- vesting on the anniversary of the grant date, in 2024
•USD 200,000.- vesting on the anniversary of the grant date, in 2025
9Business Expenses
The Employee shall be reimbursed for all reasonable business expenses in accordance with the applicable PPG policies in effect at that time.
10Vacation
Full time employees are entitled to a period of 25 days of vacation in a year. Part-time employees have a period of vacation proportionate to the number of months worked during the year. As an exception, the Employee will be eligible for 30 days of annual vacation (which is inclusive of the 2 days offered by PPG at the end of each year).
The holidays are granted during the corresponding year of service and are made up of at least two consecutive weeks. If, exceptionally, outstanding holidays cannot be taken due to business constraints upon request by your direct supervisor, the balance of the current year can be transferred, with the consent of HR, to the first quarter of the following calendar year.
The holidays taken are first allocated to the balance of the year during which the holidays are taken. For employees starting or leaving during the year, this entitlement will be prorated. The Employee will be granted paid bank holidays on the dates that are officially observed in Canton of Vaud.
11Absence from Work
The Employee shall inform the Employer immediately about any absence by stating the reasons as well as the probable duration of the aforementioned absence.
In case of absence due to illness or accident, the Employee shall, upon request of the Employer, provide a medical certificate as from the 4th day out of work.
12Social Security System
The Swiss social security system is divided into five parts:
-Old age, survivors and invalidity insurance (including occupational benefit plan)
-Unemployment insurance
-Protection against the effects of illness and accidents
-Income compensation allowances in case of service and in case of maternity
-Family allowances
The protection is in the form of pensions, unemployment benefits, family allowances, as well as costs paid for illness and accidents. The insurance premiums are to be paid by both PPG and the Employee.

The Employee has the right to review the relevant insurance documentation.

12.1Old age, survivors and invalidity insurance (including occupational benefit fund) and unemployment insurance
    It is a legal requirement that the Employee contributes to the Swiss state social security scheme (AVS, AI and Unemployment) and join the contributory Company’s Pension Fund (LPP) in accordance with the Swiss Legislation and the rules of the Company’s Pension Fund.

12.2 Accident insurance
In accordance with Swiss Law, Employees are insured against professional and non-professional accidents and the payment of the Employee salary is insured in case of accidents. The insurance premiums are entirely paid by the Employer.

12.3Loss of income/sickness insurance
The Employer contracted a loss of income insurance that will cover 90% of the Employee’s salary for the duration of a maximum of 730 days, and after a waiting period of 30 days, in the event the Employee is prevented from performing his/her duties under this
Employment Agreement, fully or partially, by no fault of his/her own due to illness, accident, fulfillment of legal obligations or public office. The Employer will cover 100% of the salary during the waiting period.
Afterwards, the Employer will cover the difference (10%) between the allowances paid by the loss of income insurance (90%). This last obligation will only last up to the end of the employment contract according to the applicable contractual and statutory rules.
The Employee was provided with a copy of the terms and conditions of this insurance.
The liability of the Employer in this respect will be strictly limited to the payment of the premium due under this insurance.
In case of pregnancy/birth, as per Swiss Law, female Employees are entitled to 14 weeks of paid maternity leave from birth and will receive 100% of their salary. In case the maternity leave goes up to 16 weeks, PPG pays 90% of the gross salary from 14th to 16th week.
The Employee shall immediately notify the Employer about any special risks that are not covered by the general terms of insurance in order to include them in the insurance coverage.

12.4Family allowances
Employees with children <16 y.o. or students <25 y.o. are entitled to receive family allowances according to social system rules of the Canton of Vaud. Application request needs to be filed to the child allowances office after the employment start date.
13Confidentiality
The Employee shall treat as strictly confidential any information which is not generally known about the Employer’s or PPG group’s products, equipment, customers, personnel, business plans, operations, processes and services, including information relating to research, development, manufacturing, purchasing, accounting, human resources, engineering, marketing, and sales (“Confidential Information”). The Employee shall not in any circumstances communicate, disclose, or in any other manner use, for her personal benefit or for the benefit of third parties, except in furtherance of her employment duties under the present Agreement or with Employer's written consent, either during or after her employment, any Confidential Information whether owned by PPG or concerning either PPG or those doing business with PPG.
Any other matter that might appear as confidential or has been indicated to the Employee as being confidential
(for example addresses of employees, suppliers and customers, the conclusion of agreements and their terms and conditions, accounting figures and figures of the balance sheet, etc.) should also be treated as confidential.
Confidential Information shall also include business secrets are in particular practice, financial and commercial organization of the company (customers list, price calculations, profit margins, marketing, etc.), as well as production secrets, including processes of production and manufacturing with technical character, as well as constructions plans.
The Employee has to keep in safe custody and surrender upon first request and at the latest at the end of this Employment Agreement, any confidential document of the Employer and of the PPG Group and any copies thereof. In cases where copies cannot be surrendered (for example, in case of digital copies or data carriers or the like) such copies have to be destroyed at the time of request to surrender even if destruction of copies has not been specifically requested.
These confidentiality obligations will remain effective after the termination of this
Employment Agreement, irrespective of the cause of termination. Any disclosure or any exploitation of the secrets shall be deemed to be a breach of the present non-disclosure clause.
14Intellectual property
(i)All inventions and designs which the Employee, solely or jointly with others, makes or contributes to while performing her tasks and activities and fulfilling her duties under this Employment Agreement;
(ii)All creations, data, findings, works, computer-programs, labels, methods, documents and any other results of Executive's performance under this
Employment Agreement
belong exclusively to the Employer regardless as to whether the results can be protected by means of intellectual property law or not.
Inventions and designs made during the present employment agreement but not in the framework of fulfillment of her contractual obligations duties (hereinafter: "Occasional Invention") are not ipso facto the property of the Employer. As soon as the Employee makes or contributes to Occasional Invention the Employee shall inform the Employer in writing of Occasional Invention. Thereupon, the Employer has to notify the Employee within 6 months in case it intends to acquire Occasional Invention. In case the Employer acquires Occasional Invention, the Employee is entitled to an appropriate compensation in accordance with the principles set out in Art. 332 para. 4 CO.
During and after the term of Employment, the Employee will support the Employer in the process of patenting inventions or registering other intellectual properties, the Employee has made or contributed to.
15Data Protection
The Employee acknowledges and agrees that the Employer may store, transfer, process and change as well as destroy all of her personal data in connection with this Employment Agreement in accordance with the applicable data protection regulation. The Employee particularly acknowledges and agrees that the Employer has the right to transfer any of her data to other companies of the PPG Group which are inside Switzerland or abroad.

16Whistleblower
The Employee is encouraged to denounce inside or outside the company reprehensible acts or serious suspicion of the occurrence of such acts. In the course of these denunciations, the whistleblower might be subject to retaliation. Retaliation is contrary to PPG policies and the supervisor or any other Employee who receives such a report should ensure that the whistleblower is treated fairly.
Dismissal of the whistleblower when he acted in good faith is considered unfair.
17End of employment relationship
17.1General rules concerning termination of contracts
The termination of the contract can occur for the following reasons:
•Expiration of the term
•Non respect of the contractual obligations
•Worker reaching the age of pension
•Bankruptcy of the Employer
•Common agreement
•Other reasons in accordance with the applicable law.
In any cases, the decision to terminate the contract must be motivated on the Employee’s demand.
It is not possible to terminate the contract during the Employee’s pregnancy and the next 16 weeks after childbirth.
Termination takes effect at the end of the notice period except for immediate dismissal for cause (“justes motifs”) which come into force instantly.
18Amendments of Employment Agreement, Applicable Law, Place of Jurisdiction
No oral agreements exist in addition to this Employment Agreement. Any amendments or additions to this Employment Agreement must be in writing.
This Employment Agreement shall be governed by the laws of Switzerland.
This Employment Agreement is executed electronically in English. Any disputes arising out of this Employment Agreement have to be submitted to the courts at the domicile or seat of the defendant or at the place where the Employee usually carries out his/her work (Art. 24 para. 1 of the Federal Law on Civil Jurisdiction).

The Employer, PPG Industries Europe Sàrl, Rolle

Rolle, May 25th, 2022

Sabine BAILLY, People Operations Leader Switzerland	/s/ Sabine Bailly
Signature

Mexico City, June 2, 2022 (location & date)

Karl Henrik BERGSTRÖM	/s/ Karl Henrik Bergström
Signature